Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is entered into as of February 1, 2011 (“Effective Date”) by and between George Morrow (“Consultant”) and Amgen Inc., together with its affiliates and subsidiaries (“Amgen”).

WHEREAS, Amgen is engaged in the research, development and commercialization of pharmaceutical and biotechnology products;

WHEREAS, Consultant has previously executed Amgen’s Proprietary Information and Inventions Agreement, on or about December 29, 2000 (“Proprietary Agreement”);

WHEREAS, Consultant has separated or will separate from employment with Amgen effective January 31, 2011 (the “Employment Termination Date”);

WHEREAS, Consultant has extensive knowledge and expertise in the development, commercialization, marketing, and sales of biopharmaceutical products;

WHEREAS, Consultant has agreed to assist Amgen by providing advice on issues related to his areas of expertise, including commercialization of the R&D product pipeline, product launches, and related areas; and

WHEREAS, Amgen has agreed to engage Consultant to provide such services on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the promises and of the mutual covenants, conditions and agreements contained herein, the parties agree as follows:

ARTICLE ONE

CONSULTING SERVICES

1.1 Engagement. Amgen hereby agrees to engage Consultant and Consultant agrees to advise Amgen on issues related to his areas of expertise, including commercialization of the R&D product pipeline, product launches, and related areas (the “Services”). With respect to the Services Consultant will provide, Consultant will receive assignments from Robert Bradway, or his designee or successor.

1.2 Location. The Services shall generally be performed remotely. Consultant shall primarily provide his advice through correspondence, e-mail, and telephone calls. However, Robert Bradway or his designee may request in advance that Consultant attend meetings or provide services at Amgen’s Thousand Oaks facility. In addition, Amgen may, in its discretion, request that the Services be performed at other locations.

1.3 No Other Authority. Consultant shall not represent or purport to represent Amgen in any manner whatsoever to any third party, unless permitted to do so pursuant to specific written authorization of Amgen’s Senior Vice President of Human Resources. Consultant shall have no authority to bind Amgen in any way.

ARTICLE TWO

COMPENSATION

2.1 Compensation. In consideration of Consultant’s performance of the Services outlined in Section 1, above, Amgen will pay Consultant the sum of $100,000.00 in arrears after the end of each calendar quarter, within 60 calendar days following the receipt of invoices (the “Consulting Fee”). The Consulting Fee shall compensate Consultant for 80 hours of Service in a calendar quarter. In the unexpected event that Consultant performs additional hours of Service in any calendar quarter (up to a maximum of 80 hours in any quarter, in the aggregate, above the 80 budgeted quarterly hours included in the Consulting Fee), Amgen shall pay Consultant an additional Consulting Fee of $1,200.00 per hour of additional work. The maximum hours in any quarter shall be 160 hours. Additional hours (over the 160 hour maximum per quarter) are not permitted unless previously authorized, in writing, by Amgen’s Senior Vice President, Human Resources or his/her designee. To the extent Consultant’s hours of Service in a calendar quarter total less than the budgeted 80 hours, there will be a “Quarterly Hours Shortfall” equal to 80 minus the number of hours actually worked. If there exists a Quarterly Hours Shortfall: (a) the Consulting Fee paid by Amgen for the next calendar quarter shall entitle Amgen to hours of Service from Consultant equal to the sum of 80 hours plus the Quarterly Hours Shortfall(s) from all prior quarters; (b) Consultant will not need authorization to work the total hours due under clause (a) hereof, even if those hours exceed 160 hours in any quarter; (c) Consultant will not be entitled to additional compensation for working in a quarter a number of hours up to the sum of 80 hours plus the Quarterly Hours Shortfall(s) for all prior quarters; and (d) the total Quarterly Hours Shortfall(s) for past quarters shall be reduced on an hour-for-hour basis to the extent Consultant performs services above 80 hours in a future calendar quarter. Each Consulting Fee payment shall be treated as a separate payment for purposes of Treasury Regulations Sections 1.409A-1(b)(4)(F) and 1.409A-2(b)(2), and is intended to be exempt from Section 409A as a short-term deferral.

2.2 Reimbursement. During the term of this Agreement, Amgen will reimburse Consultant for all reasonable and normal travel-related expenses incurred by Consultant in connection with Consultant’s performance of the Services if advance written approval of those expenses is obtained. Reimbursable travel expenses shall include automobile rental and other transportation expenses and hotel expenses. Travel to Amgen’s facility in Thousand Oaks is not reimbursable. All requests for reimbursement for travel-related expenses must be accompanied by documentation in form and detail sufficient to meet the requirements of the taxing authorities with respect to recognition of business-related travel expenses for corporate tax purposes. No request for expense reimbursement shall be submitted more than thirty (30) calendar days following the date the expenditure was incurred, and Consultant shall receive all reimbursements due hereunder within ninety (90) calendar days after the submission of the documentation described in the preceding sentence.

2.3 Invoicing. Consultant will provide Amgen with quarterly invoices for the performance of Services. Invoices should be sent to Brian McNamee, Senior Vice President, Human Resources, at the address listed below. Invoices will set forth the actual number of hours and the dates on which Consultant worked during the calendar quarter and a detailed description of all Services provided during the quarter, and shall itemize all other reimbursable costs incurred. Travel time cannot be invoiced unless advance written approval is obtained. Pursuant to Subsection 2.1, Consultant will not submit invoices that total more than 160 hours per quarter unless previously authorized, in writing, or the invoice includes a Quarterly Hours Shortfall for which Consultant is not entitled to additional payment. Invoices will be payable by Amgen within sixty (60) calendar days of receipt after the end of the calendar quarter.

All invoices and receipts must be sent (via mail or e-mail) to the addresses listed below:

Amgen Inc.

Attn: Brian McNamee, SVP HR

XXXX

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

2.4 Taxes. Amgen shall issue to Consultant an IRS Form 1099-MISC reporting the amount paid for Services provided under this Agreement and Consultant understands that he is responsible to pay, according to law, his income and other related self-employment taxes. Consultant further understands that he may be liable for self-employment (Social Security and Medicare) taxes to be paid by him according to law. Consultant will retain sole responsibility for the income and self-employment taxes due on all taxable income arising under this Agreement, and will indemnify and hold Amgen harmless from any and all state or federal income taxes or Social Security and Medicare tax liabilities and/or penalties, costs and expenses of any kind that may arise because of a challenge by tax authorities of Consultant’s treatment as an independent contractor. In the event that any federal, state and/or local taxing authority seeks to collect from Amgen any employment taxes, additions to tax or any interest due to Consultant’s reclassification as an employee, Consultant hereby agrees to provide a signed IRS Form 4669 (Statement of Payments Received) to Amgen for purposes of its seeking abatement of any assessed Federal income taxes and Consultant further agrees to reimburse Amgen for any taxes, additions to tax and/or interest not otherwise abated by the taxing authority.

2.5 Mechanism of Payment. All payments hereunder shall be made by check payable to George Morrow and mailed to XXXX, unless otherwise directed by Consultant in writing.

ARTICLE THREE

REPRESENTATIONS AND COVENANTS

3.1 Consultant’s Representations. Consultant represents and warrants:

(a)	that compensation provided under the terms of this Agreement is consistent with fair market value for arm’s length transactions of this type, and that the services to be performed under the Agreement do not and will not involve the counseling or promotion of a business arrangement or other activity that violates any applicable law;

(b)	solely for purposes of applying Treasury Regulations Section 1.409A-1(h)(1), that Consultant worked an average of approximately 52 hours per week during the last 36 months of his employment at Amgen;

(c)	that Consultant has not entered into any agreement, whether written or oral, that conflicts with the terms of this Agreement;

(d)	that Consultant has the full power and authority to enter into this Agreement;

(e)	that Consultant is not presently: (1) the subject of a debarment action or debarred pursuant to the Generic Drug Enforcement Act of 1992; (2) the subject of a disqualification proceeding or is disqualified as a clinical investigator pursuant to 21 C.F.R. § 312.70; or (3) the subject of an exclusion proceeding or excluded from participation in any federal health care program under 42 C.F.R. Part 1001 et seq. Consultant shall notify Amgen immediately upon any inquiry, or the commencement of any such proceeding, concerning Consultant; and

(f)	that Consultant has no financial or personal interests that would prevent Consultant from performing and completing the Services in an objective and non-biased manner.

3.2 Consultant’s Covenants. Consultant:

(a)	shall act as an independent consultant with no authority to obligate Amgen by contract or otherwise and not as an employee or officer of Amgen;

(b)	notwithstanding anything contained in this Agreement to the contrary, shall not initiate or participate in any communications with the United States Food & Drug Administration or any other governmental agency concerning the subject matter hereof unless required by law or requested to do so by Amgen and, then, only upon prior consultation with Amgen;

(c)	shall not, directly or indirectly, recruit, solicit or induce any Amgen employee to terminate his/her employment or relationship with Amgen during the term of this Agreement and two years after, or entice, induce or encourage any of Amgen’s employees to engage in any activity which, were it done by Consultant, would violate any provision of the Proprietary Agreement;

(d)	shall not, during the term of this Agreement, enter into any other agreement, whether written or oral, which would conflict with Consultant’s obligations hereunder;

(e)

shall not accept any employment or other consulting engagement which would present a conflict of interest during the term of this Agreement. To ensure that Consultant does not do so, Consultant agrees that at least ten (10) business days in advance of commencing services for any other employer or client, he will disclose in writing to Amgen’s Senior Vice President, Human Resources or his designee, his plans to perform such services. Amgen shall determine in its sole discretion whether such engagement would present a conflict of interest. The Amgen’s Senior Vice President, Human Resources or his designee will advise Consultant, in writing, of Amgen’s determination. If Consultant accepts employment or an engagement which Amgen has determined, in its sole discretion, presents a conflict of interest, Consultant’s acceptance shall constitute a material breach of this Agreement authorizing termination under Section 7.2;

(f)	agrees that at no time will Consultant purchase or sell Amgen securities based on Amgen Confidential Information (as defined below) or information not known to the general public;

(g)	shall not assign or subcontract performance of this Agreement or any of the Services to any person, firm, company or organization without Amgen’s prior written consent;

(h)	agrees to timely perform the Services;

(i)	agrees to utilize and provide Amgen with accurate and complete data in rendering the Services; and

(j)	agrees to return all Amgen property in Consultant’s custody or control, in addition to information in accordance with Subsection 4.2, upon termination of this Agreement.

ARTICLE FOUR

CONFIDENTIAL INFORMATION

4.1 Confidentiality. Consultant shall, during the term of this Agreement and thereafter, hold in confidence any information concerning Amgen, which is disclosed to Consultant by Amgen or which Consultant observes or obtains while present at Amgen’s facilities or which otherwise results from information disclosed by Amgen, or which constitutes New Developments as defined in Article 5.1 (collectively “Confidential Information”). “Confidential Information” includes, but is not limited to, all knowledge or information and any data, materials, drawings, specifications, documents or information obtained or used in conjunction with any business, contract, agreement or information directly or indirectly connected with Amgen, including but not limited to trade secrets, client lists, staffing, personnel issues and changes, intellectual and industrial property, drawings, financial information, specifications, analysis, feasibility studies, information, data or knowledge and all other knowledge or information whatsoever relating directly or indirectly to Amgen or the business of Amgen, whether or not it is marked “confidential.”

4.1.1 If, based upon the written advice of legal counsel skilled in the subject matter, Consultant is required to disclose any Confidential Information to comply with any applicable law, regulation or order of a government authority or court of competent jurisdiction, Consultant may disclose such Confidential Information only to the governmental agency requiring such disclosure; provided, however, that Consultant (i) gives Amgen at least ten (10) business days advance notice of Consultant’s requirement to disclose such Confidential Information; (ii) uses all reasonable efforts to secure confidential protection of such Confidential Information, and (iii) continues to perform Consultant’s obligations of confidentiality set out herein.

4.1.2 In connection with services rendered and to be rendered by Consultant, Consultant agrees to (i) hold all Confidential Information in confidence and take all reasonably necessary precautions to protect such Confidential Information, (ii) not disclose the Confidential

Information to any other person or entity except as authorized herein, (iii) use the Confidential Information only for the purposes of this Agreement or as approved in writing by Amgen, (iv) not copy or reverse engineer, reverse compile or attempt to derive the composition or underlying information of any such Confidential Information, (v) limit the use and access to such Confidential Information to persons who need to know such Confidential Information for the purpose hereof and who are bound by confidentiality restrictions no less comprehensive than those contained herein and (vi) treat such Confidential Information with at least the same degree of care and protection as Consultant would use with respect to his own confidential materials.

4.2 Return of Information. Upon the termination of this Agreement, Consultant will promptly return to Amgen all materials, records, documents, and other Amgen Confidential Information in tangible and/or electronic form. Consultant shall not retain copies of such materials and information; and, if requested by Amgen, shall delete all Amgen Confidential Information stored in any magnetic or optical disc or memory.

ARTICLE FIVE

INTELLECTUAL PROPERTY

5.1 Ownership. Consultant agrees that any New Developments shall be promptly disclosed to Amgen and all right, title and interest therein shall be transferred and belong to Amgen. Amgen shall have the unrestricted right to practice all New Developments under this Agreement. “New Developments” as used herein shall include, but are not limited to, discoveries, inventions, copyright, design rights, patents, innovations, suggestions, know-how, ideas and reports made by Consultant which result from, or are related to, any information disclosed by Amgen to Consultant or which are developed during and/or as a result of Consultant’s Services under this Agreement. Consultant further agrees that all right, title and interest to all Confidential Information belongs to Amgen and that all Confidential Information and New Developments are the sole property of Amgen.

5.2 Assignment. Consultant agrees to assign to Amgen any rights that Consultant may acquire in and to any New Developments, and shall assist Amgen (at Amgen’s expense) in obtaining, enforcing and maintaining Amgen’s rights in and to the New Developments and irrevocably appoints Amgen and its duly authorized officers and agents as Consultant’s agents and attorneys for such purpose.

5.3 Proprietary Information Obligations. Consultant hereby acknowledges his responsibilities under the terms of the previously signed Proprietary Agreement, and Consultant agrees to continue to be bound by all of the terms and conditions thereof. To the extent that the Proprietary Agreement and this Agreement conflict, this Agreement will govern.

ARTICLE SIX

INDEPENDENT CONSULTANT STATUS

6.1 Independent Consultant. Consultant is being engaged by Amgen as an independent consultant and not as an employee, and as such, will have no authority to obligate Amgen by contract or otherwise.

6.2 No Withholding. No amount will be deducted or withheld from Amgen’s payment to Consultant for federal, state or local taxes. No FICA taxes, FUTA taxes, SDI or state unemployment taxes will be payable by Amgen on Consultant’s behalf. Consultant will be solely responsible for making appropriate filings and payments to the appropriate governmental taxing authorities, including payments of all income taxes and self-employment taxes due on compensation received hereunder.

6.3 Benefits. Consultant shall not claim the status, perquisites or benefits of an Amgen employee and agrees to hold Amgen harmless from any claim or other assertion (by Consultant or his beneficiaries) to the contrary. Consultant agrees that Consultant is not eligible for coverage or to receive any benefit under any Amgen employee benefit plan or employee compensation arrangement, except to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen’s Senior Vice President, Human Resources. Even if Consultant were to become or be deemed to be a common-law employee of Amgen, Consultant still shall not be eligible for coverage or to receive any benefit under any Amgen employee benefit plan or any employee compensation arrangement with respect to any period during which Amgen classified Consultant as a consultant, except to the limited extent that Amgen grants eligibility for such coverage or the right to receive such benefits to Consultant in a document signed by Consultant and Amgen’s Senior Vice President of Human Resources. Consultant further agrees that if Consultant is injured while performing work for Amgen hereunder, Consultant will not be covered for such injury under Amgen’s insurance policies, including under any Worker’s Compensation coverage provided by Amgen for its employees, and that Consultant is solely responsible for providing Worker’s Compensation insurance for Consultant’s employees, if any.

ARTICLE SEVEN

TERM AND TERMINATION

7.1 Term. This Agreement shall terminate one year from the Effective Date. The parties may mutually agree to extend this Agreement for a second year on the same terms as set forth herein.

7.2 Termination. This Agreement may be terminated before the end of the Term, as defined in Subsection 7.1 above, by either party upon material breach of any term of this Agreement by the other party or by either party for any reason with thirty (30) calendar days prior written notice to the other party.

7.3 Continuing Obligations Post-Termination. Consultant’s obligations under Subsection 2.4, Articles Three, Four, Five and Eight and the Proprietary Agreement survive the termination of this Agreement.

ARTICLE EIGHT

INDEMNIFICATION AND DAMAGES

8.1 Indemnification. Consultant hereby agrees to defend, indemnify and hold harmless Amgen, its officers, directors, employees and agents against all liability, obligations, claims, losses and expense arising out of acts or omissions of Consultant in performing the Services hereunder.

8.2 Damages. Amgen will not be liable to Consultant for any consequential, liquidated, punitive or special damages.

ARTICLE NINE

MISCELLANEOUS

9.1 Waiver. None of the terms of this Agreement may be waived except by an express agreement in writing signed by the party against whom enforcement of such waiver is sought. The failure or delay of either party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right.

9.2 Entire Agreement. This Agreement and the Proprietary Agreement represent the final, complete and exclusive embodiment of the entire agreement and understanding between Amgen and Consultant concerning Consultant’s consulting services to Amgen, and supersede and replace any and all agreements and understandings concerning Consultant’s consulting services to Amgen.

9.3 Amendments. This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by Consultant and Amgen’s Senior Vice President of Human Resources.

9.4 Assignment. Amgen has specifically contracted for the Services of Consultant and, therefore, Consultant may not assign or delegate Consultant’s obligations under this Agreement, either in whole or in part, without the prior written consent of Amgen. Amgen may assign this Agreement at any time without the prior consent of Consultant. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto.

9.5 Severability. If any provision of this Agreement is, becomes, or is deemed invalid, illegal or unenforceable in any jurisdiction, such provision shall be deemed amended to conform to the applicable laws so as to be valid and enforceable, or, if it cannot be so amended without materially altering the intention of the parties hereto, it shall be stricken and the remainder of this Agreement shall remain in full force and effect.

9.6 Headings. Article and Section headings contained in the Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

9.7 Publicity. Consultant will not use the name of Amgen in any public announcements, publicity or advertising without the prior written approval of Amgen’s Senior Vice President of Human Resources.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California or of Consultant’s legal residence if that is other than California.

9.9 Notices. All notices required or permitted to be given under this Agreement must be in writing and may be given by any method of delivery which provides evidence or confirmation of receipt, including but not limited to personal delivery, express courier (such as Federal Express) and prepaid certified or registered mail with return receipt requested. Notices shall be deemed to have been given and received on the date of actual receipt or, if either of the following dates is applicable and is earlier, then on such earlier date: one (1) business day after sending, if sent by express courier; or three (3) business days after deposit in the U.S. mail, if sent by certified or registered mail. Notices shall be given and/or addressed to the respective parties at the following addresses:

To Amgen:

Amgen Inc.

Attn: Brian M. McNamee, SVP HR

XXXX

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

To Consultant:

George J. Morrow

XXXX

Any party may change its address for the purpose of this paragraph by giving written notice of such change to the other party in the manner herein provided.

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by proper persons thereunto duly authorized.

AMGEN INC.		CONSULTANT

By:	/s/ Brian M. McNamee	/s/ George J. Morrow
	Brian M. McNamee	George J. Morrow
	Senior Vice President, Human Resources	Date: October 20, 2010
Date: October 20, 2010